THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS RESTRUCTURING SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO. RESTRUCTURING SUPPORT AGREEMENT This RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 13.02, this “Agreement”) is made and entered into as of January 11, 2023 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (a) through (b) of this preamble, collectively, the “Parties”):1 (a) Tricida, Inc., a company incorporated under the Laws of Delaware (the “Debtor”); and (b) the undersigned holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, the Noteholder Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement, to counsel to the Debtor (the Entities in this clause (ii), collectively, the “Consenting Noteholders”). RECITALS WHEREAS, the Debtor and the Consenting Noteholders have in good faith and at arms’ length negotiated or been apprised of a proposed plan of liquidation that contemplates the sale of the Debtor’s assets in a voluntary case under chapter 11 of the Bankruptcy Code in the Court (the “Case”) on the terms set forth in this Agreement and as specified in the term sheet attached as Exhibit A hereto (the “Term Sheet” and, such transactions as described in this Agreement and the Term Sheet, the “Transaction”); and WHEREAS, the Parties have agreed to take certain actions in support of the Transaction on the terms and conditions set forth in this Agreement and the Term Sheet; NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows: 1 Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

2 AGREEMENT Section 1. Definitions and Interpretation. 1.01. Definitions. The following terms shall have the following definitions: “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such entity was a debtor in a case under the Bankruptcy Code. “Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 13.02 (including the Term Sheet). “Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement; provided that the Agreement Effective Date with respect to any Joinder Party shall be the date that such Joinder Party executes a Joinder. “Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party. “Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement (in each case whether oral or written) with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving the Debtor or the debt, equity, or other interests in the Debtor that is an alternative to the Transaction. “Auction” means an auction conducted by the Debtor in the event that multiple bids are received by the Qualified Bid Deadline, which shall proceed in accordance with the procedures laid out in the Sale Motion and the Order Approving Bid Procedures. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended. “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York. “Case” has the meaning set forth in the recitals to this Agreement. “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured,

3 suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws. “Chapter 11 Budget” means the Debtor’s budget, originally attached as Exhibit A to the Term Sheet, and updated on a rolling basis from time to time thereafter pursuant to terms of the Term Sheet. “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code. “Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Transaction. “Confirmation Order” means the confirmation order with respect to the Plan. “Consenting Noteholders” has the meaning set forth in the preamble of this Agreement. “Consenting Noteholder Fees and Expenses” means (a) the reasonable and documented fees and expenses of Davis Polk & Wardwell LLP, as counsel to the Consenting Noteholders and the Trustee, FTI Consulting, Inc., as financial advisor to the Consenting Noteholders and the Trustee, and Greenberg Traurig LLP, as counsel to the Trustee; (b) all fees and expenses due to U.S. Bank Trust Company, National Association, as trustee; and (c) any other reasonable and documented prepetition fees, costs, and expenses of any of the Consenting Noteholders incurred in connection with the Transaction. “Court” means the United States Bankruptcy Court in which the Case is commenced or another United States Bankruptcy Court with jurisdiction over the Case. “Debtor” has the meaning set forth in the recitals to this Agreement. “Debtor Claims/Interests” means any Claim against, or Interest in, the Debtor, including the Noteholder Claims. “Definitive Documents” means the documents listed in Section 3.01. “Disclosure Statement” means the related disclosure statement with respect to the Plan and any exhibits and schedules thereto, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement. “Effective Date” means the occurrence of the effective date of the Plan according to its terms.

4 “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code. “Execution Date” has the meaning set forth in the preamble to this Agreement. “Holder” means a Person or Entity holding a Claim against, or an Interest in, the Debtor, as the context requires. “Interest” means equity security (as defined in section 101(16) of the Bankruptcy Code) of the Debtor, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in the Debtor, whether or not transferable, and any option, warrant, or other right, contractual or otherwise, to acquire any such interest in the Debtor, whether fully vested or vesting in the future, including without limitation, equity or equity-based incentives, grants, or other instruments issued, granted, or promised to be grated to current or former employees, directors, officers, or contractors of the Debtor, to acquire any such interest in the Debtor that existed immediately before the Petition Date. “Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit C. “Joinder Party” means any Entity that becomes a Party to this Agreement by executing a Joinder pursuant to the terms of this Agreement. “Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court). “Liquidating Trust” means the liquidating trust established on the Effective Date of the Plan in accordance with Liquidating Trust Agreement and the purposes set forth in the Term Sheet. “Liquidating Trust Agreement” means the agreement governing the Liquidating Trust. “Majority Consenting Noteholders” means, as of the relevant date, Consenting Noteholders holding a majority in face value of the aggregate holdings of the Notes of all Consenting Noteholders. “Milestones” means those milestones to the Transaction set forth in Section 4. “Notes” means the 3.50% Convertible Senior Notes Due 2027 indenture, dated May 22, 2020, by and among Tricida, Inc., as issuer, and U.S. Bank Trust Company, National Association, as trustee. “Noteholder Claims” means Claims held by the Holders of Notes. “November Interest Payment” means the accrued and outstanding November 2022 interest payment due under the Notes in the amount of $3.5 million.

5 “Order Approving Bid Procedures” means an order entered by the Court approving the bid procedures and stalking horse protections, if any, set forth in the Sale Motion. “Parties” has the meaning set forth in the preamble to this Agreement. “Patheon Agreements” means the (a) Manufacturing and Commercial Supply Agreement, dated October 4, 2019, by and among Patheon, as supplier, and the Debtor, as purchaser, as such may have been modified, amended, restated, or amended and restated from time to time; (b) the Master Development / Validation Services and Clinical / Launch Supply Agreement, dated May 8, 2018, by and among Tricida and Patheon, as such may have been modified, amended, restated, or amended and restated from time to time; and (c) any other ancillary or supplemental agreements relating to clauses (a) through (b). “Patheon Rejection Claim” means the Claim of Patheon Austria GmbH & Co KG, a subsidiary of Thermo Fisher Scientific, Inc., against the Debtor arising out of the termination or Debtor’s rejection of the Patheon Agreements. “Permitted Transfer” means each transfer of any Debtor Claims/Interests that meets the requirements of Section 8.01. “Permitted Transferee” means each transferee of any Debtor Claims/Interests who meets the requirements of Section 8.01. “Permitted Variance” means the permitted variance of the Chapter 11 Budget, which shall be a permitted cumulative negative variance on operating disbursements, tested on both an individual line-item and total basis calculated on a rolling basis commencing with the fourth week following the Petition Date with such permitted variance equal to fifteen percent (15%) for cumulative weeks four (4) and five (5) following the Petition Date, twelve and a half percent (12.5%) for cumulative weeks six (6) and seven (7) following the Petition Date, and ten percent (10%) for cumulative week eight (8) and thereafter. “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code. “Petition Date” means the date the Debtor commences the Case. “Plan” means the plan of liquidation, including any exhibits and schedules thereto, filed by the Debtor under chapter 11 of the Bankruptcy Code. “Plan and Disclosure Statement Consent Deadline” has the meaning set forth in Section 11.01(c). “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan that will be filed by the Debtor with the Court, including the Liquidating Trust Agreement (in each case, as may be altered, amended, modified, or supplemented from time to time in accordance with this Agreement). “Qualified Bid Deadline” means the deadline for parties to submit bids on the assets being sold pursuant to the Sale Motion.

6 “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Debtor Claims/Interests (or enter with customers into long and short positions in Debtor Claims/Interests), in its capacity as a dealer or market maker in Debtor Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt). “Required Objecting Noteholders” means, as of the relevant date, Consenting Noteholders holding two-thirds (66.67%) in face value of the aggregate holdings of the Notes of all Consenting Noteholders. “Rules” means Rule 501(a)(l), (2), (3), and (7) of the Securities Act. “Sale Motion” means the motion seeking approval of the Sale Transaction and providing for certain stalking horse protections, if applicable, along with any sale, bidding, or notice procedures required in connection thereto. “Sale Order” means an order entered by the Court approving the Sale Motion and consummation of the Sale Transaction. “Sale Transaction” means the sale of all or substantially all of the Debtor’s assets under section 363 of the Bankruptcy Code. “SEC” means the Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended. “Solicitation Materials” means all solicitation materials in respect of the Plan, as may be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement. “Term Sheet” has the meaning set forth in the recitals to this Agreement. “Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 11.01, 11.02, 11.03, or 11.04. “Transaction” has the meaning set forth in the recitals to this Agreement. “Transfer” means to sell, resell, reallocate, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions); provided, however, that any pledge in favor of (a) a bank or broker dealer at which a Consenting Noteholder maintains an account, where such bank or broker dealer holds a security interest or other encumbrance over property in the account generally or (b) any lender, agent or trustee to secure obligations generally under debt issued by the applicable fund or account, in each case shall not be deemed a “Transfer” for any purposes hereunder.

7 “Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit B. “Trustee” means U.S. Bank Trust Company, National Association in its role as trustee under the Notes, including any successors thereto. “United States Trustee” means the Office of the United States Trustee for the District of Delaware. 1.02. Interpretation. For purposes of this Agreement: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form; (c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof; (e) unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement; (f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement; (g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement; (h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws; (i) the use of “include” or “including” is without limitation, whether stated or not; and

8 (j) the phrase “counsel to the Consenting Noteholders” refers in this Agreement to each counsel specified in Section 13.10 other than counsel to the Debtor. Section 2. Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement: (a) the Debtor shall have executed and delivered a counterpart signature page of this Agreement to counsel to the Consenting Noteholders; (b) the Holders of at least two-thirds of the aggregate outstanding principal amount of the Notes shall have executed and delivered counterpart signature pages of this Agreement to counsel to the Debtor; (c) counsel to the Debtor shall have given notice to counsel to the Consenting Noteholders and the Trustee in the manner set forth in Section 13.10 hereof (by email or otherwise) that the conditions to the Agreement Effective Date set forth in this Section 2 have occurred; (d) the Debtor shall have paid all Consenting Noteholder Fees and Expenses that are due and payable as of the Agreement Effective Date; provided, however, that the Debtor shall have received an invoice for such Consenting Noteholder Fees and Expenses at least one (1) Business Day prior to the Agreement Effective Date. Section 3. Definitive Documents. 3.01. The Definitive Documents governing the Transaction shall include the following: (a) the Sale Motion; (b) the Order Approving Bid Procedures; (c) the Sale Order; (d) any definitive documentation, including any purchase agreement, related to a Sale Transaction; (e) the Disclosure Statement; (f) the order of the Court approving the Disclosure Statement; (g) the Plan, including any Plan Supplement; (h) the Confirmation Order and any pleadings in support of entry thereof; and (i) the Liquidating Trust Agreement. 3.02. The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Transaction shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement (as it may be modified, amended, or supplemented in accordance with Section 12) and shall be in form and substance reasonably acceptable to the Debtor and the Majority Consenting Noteholders. Section 4. Milestones. 4.01. The Debtor shall implement the Transaction in accordance with the following Milestones (which, to the extent such date (including any extension thereof), does not consist of a date certain, shall be calculated under Rule 9006 of the Federal Rules of Bankruptcy Procedure)

9 unless extended in writing (email from counsel to the Consenting Noteholders being sufficient) by the Majority Consenting Noteholders: (a) by no later than January 16, 2023, the Debtor shall file the Case seeking relief under chapter 11 of the Bankruptcy Code; (b) on the Petition Date, the Debtor shall also file a Sale Motion; (c) by no later than seven (7) days following the Petition Date, the Debtor shall file a Plan and Disclosure Statement, along with a motion for approval of the same; (d) by no later than thirty-one (31) days following the Petition Date, the Court shall have entered an Order Approving Bid Procedures; (e) the Qualified Bid Deadline shall be no later than thirty-four (34) days following the Petition Date; (f) the Debtor, in consultation with the Consenting Noteholders, shall select the highest and best bid from amongst the bids received within one (1) day following the Qualified Bid Deadline; (g) if multiple bids are received, the Debtor shall conduct the Auction by no later than forty (40) days following the Petition Date; (h) by no later than forty (40) days following the filing of the Plan and Disclosure Statement, the Court shall have entered an order approving the Disclosure Statement; (i) by no later than forty-five (45) days following the Petition Date, the Court shall have entered a Sale Order; (j) by no later than fifty-five (55) days following the Petition Date, the Sale Transaction shall close; (k) by no later than eighty (80) days following the filing of the Plan and Disclosure Statement, the Court shall have entered a Confirmation Order; and (l) the Effective Date shall occur by no later than April 14, 2023. 4.02. A Milestone may only be extended or waived with the prior written consent (email being sufficient) of the Debtor and the Majority Consenting Noteholders. Section 5. Commitments of the Consenting Noteholders.General Commitments, Forbearances, and Waivers. (a) During the Agreement Effective Period, subject to the terms and conditions of this Agreement, each Consenting Noteholder agrees, severally, and not jointly, in respect of all of its Debtor Claims/Interests, to:

10 (i) support the Transaction and vote and act in good faith and take all actions (to the extent practicable and subject to the terms hereof) reasonably necessary to implement the Transaction; (ii) use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 5.02(b); (iii) give any notice, order, instruction, or direction to the Trustee necessary to give effect to the Transaction; and (iv) negotiate in good faith and use commercially reasonable efforts to execute (where applicable) and implement the Definitive Documents that are consistent with this Agreement and the Term Sheet to which it is required to be a party. (b) During the Agreement Effective Period, each Consenting Noteholder agrees, severally, and not jointly, in respect of all of its Debtor Claims/Interests, that it shall not directly or indirectly: (i) object to, or take any other action that would reasonably be expected to delay, impede, interfere with acceptance, implementation, or consummation of the Transaction; (ii) propose, file, knowingly support, or vote for any Alternative Restructuring Proposal; (iii) file any motion, pleading, or other document with the Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement, the Term Sheet, or the Plan; (iv) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Case, this Agreement, or the other Transaction contemplated herein against the Debtor other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement; (v) exercise, or direct any other person to exercise on its behalf, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Debtor in a manner materially inconsistent with the other terms of this Agreement; or (vi) object to, or take any other action that would reasonably be expected to (1) delay, impede, or interfere with the Debtor’s ownership and possession of their assets, wherever located; or (2) interfere with the automatic stay arising under section 362 of the Bankruptcy Code. 5.02. Commitments with Respect to the Case. (a) During the Agreement Effective Period, each Consenting Noteholder that is entitled to vote to accept or reject the Plan pursuant to its terms, severally, and not jointly, agrees that it shall, subject to receipt by such Consenting Noteholder of the Solicitation Materials:

11 (i) vote each of its Debtor Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot and prior to the deadline for such delivery; (ii) to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by delivering its duly executed and completed ballot(s) indicating such election prior to the deadline for such delivery; and (iii) not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (i) and (ii) above; provided, however, that such vote or election may be revoked or withdrawn (and, upon such revocation or withdrawal, deemed void ab initio) by such Consenting Noteholder in the event this Agreement is terminated in accordance with Section 11 herein. (b) During the Agreement Effective Period, each Consenting Noteholder, in respect of each of its Debtor Claims/Interests, will (i) support and not object to any motion or other pleading or document filed by the Debtor in the Court that is consistent with this Agreement, and (ii) will not take any other action, directly or indirectly, that would reasonably be expected to delay, impede, or take any other action to interfere with any motion or other pleading or document filed by the Debtor in the Court that is consistent with this Agreement. 5.03. Additional Provisions Regarding the Consenting Noteholders’ Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement and neither a vote to accept the Plan by a Consenting Noteholder nor the acceptance of the Plan by any Consenting Noteholder, shall: (a) be construed to prohibit any Consenting Noteholder from enforcing this Agreement or any Definitive Document, or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement or the Definitive Documents, or exercising its rights or remedies reserved herein or in the Definitive Documents; (b) be construed to prohibit or limit any Consenting Noteholder from appearing as a party in interest in any matter to be adjudicated concerning any matter arising in the Chapter 11 Cases, so long as, during the Agreement Effective Period, the exercise of such right is not materially inconsistent with this Agreement or such Consenting Noteholder’s obligations hereunder; and (c) affect the ability of any Consenting Noteholder to consult with any other Consenting Noteholder, the Debtor, or any other party in interest in the Case (including any official committee and the United States Trustee);

12 Section 6. Commitments of the Debtor. 6.01. Affirmative Commitments. Except as set forth in Section 6, during the Agreement Effective Period, the Debtor agrees to: (a) support and take all steps reasonably necessary and desirable to consummate the Transaction in accordance with this Agreement and the Term Sheet; (b) comply with each Milestone; (c) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transaction contemplated herein, take all commercially reasonable steps necessary and desirable to address any such impediment; (d) as reasonably requested by the Majority Consenting Noteholders, cause advisors of the Debtor to inform and/or confer with the counsel to the Consenting Noteholders as to: (i) the status and progress of the Transaction, including, without limitation, progress in relation to the negotiations of the Definitive Documents; (ii) the status of obtaining any necessary or desirable authorizations (including any consents) with respect to the Transaction from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange; (iii) operational and financial performance matters (including liquidity), contract and lease matters, and the general status of ongoing operations; and, in the foregoing case (iii), provide timely and reasonable responses to all reasonable diligence requests with respect to the foregoing, subject to any applicable restrictions and limitations set forth in any Confidentiality Agreements then in effect; (e) use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Transaction; (f) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Transaction as contemplated by this Agreement and the Term Sheet; (g) timely file a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code); (ii) converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code; (iii) dismissing the Chapter 11 Case; or (iv) for relief that (y) is inconsistent with this Agreement in any material respect or (z) would reasonably be expected to frustrate the purpose of this Agreement, including by preventing consummation of the Transaction; (h) promptly (but in any event within three (3) Business Days) notify counsel to the Consenting Noteholders in writing of the occurrence, or failure to occur, of any event of which the Debtors have actual knowledge and which such occurrence or failure would likely cause (i) any representation of the Debtor contained in this Agreement to be untrue or inaccurate in any material respect; (ii) any covenant of the Debtor contained in this Agreement not to be satisfied in any material respect; or (iii) any condition precedent contained in the Plan related to the obligations of the Debtor not to occur or become impossible to satisfy; and

13 (i) provide counsel for the Consenting Noteholders a weekly Chapter 11 Budget variance report that is in a form reasonably satisfactory to the Majority Consenting Noteholders. 6.02. Negative Commitments. Except as set forth in Section 6, during the Agreement Effective Period, the Debtor shall not directly or indirectly: (a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Transaction or take any other action barred by this Agreement; (b) subject to Section 11.02(d) of this Agreement, seek, solicit, encourage, propose, assist, consent to, vote for, engage in substantive negotiations, or enter into any agreement in connection with or regarding, or participate in the formulation or preparation of any Alternative Restructuring Proposal; (c) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation and consummation of the Transaction described in, this Agreement, the Term Sheet, or the Plan; (d) modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement or the Term Sheet in any material respects; (e) propose or pursue a settlement of the Patheon Rejection Claim without the consent of the Majority Consenting Noteholders; or (f) file any motion, pleading, or Definitive Documents with the Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, the Term Sheet, or the Plan. 6.03. Interest, Fees, and Expenses. With respect to the interest, fees, and expenses of the Consenting Noteholders, the Debtor agrees: (a) prior to filing the voluntary petition commencing the Case, to pay all Consenting Noteholder Fees and Expenses incurred and invoiced prior to the Petition Date; (b) prior to filing the voluntary petition commencing the Case, to pay the November Interest Payment, in full and final satisfaction of all amounts due and owing pursuant to that outstanding November Interest Payment; and (c) provided that this Agreement has not been terminated pursuant to Section 11 before entry of the Confirmation Order, to use reasonable best efforts to obtain approval from the Court to pay any postpetition Consenting Noteholder Fees and Expenses. Section 7. Additional Provisions Regarding Fiduciary Obligations. 7.01. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require the Debtor or the board of directors of the Debtor, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Transaction to

14 the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law, and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement; provided, it is agreed that any such action that results in a termination of this Agreement in accordance with the terms hereof shall be subject to the provisions set forth in Section 11.05 hereof. 7.02. Notwithstanding anything to the contrary in this Agreement (but subject to Section 7.01), the Debtor and its directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the right to: (a) consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning the Debtor to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, or facilitate by any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and enter into or continue discussions or negotiations with holders of Claims against or Interests in the Debtor (including any Consenting Noteholder), any other party in interest in the Case (including any official committee and the United States Trustee), or any other Person or Entity regarding the Transaction or any Alternative Restructuring Proposal. If the Debtor receives an Alternative Restructuring Proposal, then the Debtor shall, within one (1) Business Day of receiving such proposal, provide counsel to the Consenting Noteholders a reasonably detailed summary of such Alternative Restructuring Proposal, including the identity of the person or group of persons involved and reasonable updates as to the status and progress of such Alternative Restructuring Proposal, and the Debtor shall respond promptly to reasonable information requests and questions from counsel to the Consenting Noteholders relating to such Alternative Restructuring Proposal. 7.03. Nothing in this Agreement shall: (a) impair or waive the rights of the Debtor to assert or raise any objection permitted under this Agreement in connection with the Transaction; or (b) prevent the Debtor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement. Section 8. Transfer of Interests and Securities. 8.01. Subject to Section 8.02, during the Agreement Effective Period, no Consenting Noteholder shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Debtor Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless: (a) in the case of any Debtor Claims/Interests, the authorized transferee is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined in the Rules), or (iv) a Consenting Noteholder; and (b) either (i) the transferee executes and delivers to counsel to the Debtor and counsel to the Consenting Noteholders, at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Noteholder or an affiliate thereof and the

15 transferee provides notice of such Transfer (including the amount and type of Debtor Claim/Interest transferred) to counsel to the Debtor and counsel to the Consenting Noteholders by close of business three (3) Business Days following such Transfer. 8.02. Notwithstanding the foregoing, the limitations under Section 8.01 shall not apply to any Transfer on a national securities exchange or over the counter market of any equity Interest acquired by any Consenting Noteholder on a national securities exchange or over the counter market. 8.03. Upon compliance with the requirements of Section 8.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of the rights and obligations in respect of such transferred Debtor Claims/Interests. Any Transfer in violation of Section 8.01 shall be void ab initio. 8.04. This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Debtor Claims/Interests; provided, however, that (a) such additional Debtor Claims/Interests shall automatically and immediately upon acquisition by a Consenting Noteholder be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Debtor or counsel to the Consenting Noteholders) and (b) such Consenting Noteholder must provide notice of such acquisition (including the amount and type of Debtor Claim/Interest acquired) to counsel to the Debtor and counsel to the Consenting Noteholders within five (5) Business Days of such acquisition. 8.05. This Section 8 shall not impose any obligation on the Debtor to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Noteholder to Transfer any of its Debtor Claims/Interests. Notwithstanding anything to the contrary herein, to the extent the Debtor and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements. 8.06. Notwithstanding Section 8.01, any Consenting Noteholder may Transfer any Debtor Claim/Interests to a Qualified Marketmaker, and a Qualified Marketmaker that acquires any Debtor Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Debtor Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Debtor Claims/Interests if (a) such Qualified Marketmaker subsequently transfers such Debtor Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 8.01; and (c) the Transfer otherwise is a Permitted Transfer under Section 8.01. To the extent that a Consenting Noteholder is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Debtor Claims/Interests that the Qualified Marketmaker

16 acquires from a holder of the Debtor Claims/Interests who is not a Consenting Noteholder without the requirement that the transferee be a Permitted Transferee. 8.07. Notwithstanding anything to the contrary in this Section 8, the restrictions on Transfer set forth in this Section 8 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests. Section 9. Representations and Warranties of Consenting Noteholders. Each Consenting Noteholder severally, and not jointly, represents and warrants that, as of the date such Consenting Noteholder executes and delivers this Agreement: (a) it is the beneficial or record owner of the face amount of the Debtor Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Debtor Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Debtor Claims/Interests other than those reflected in, such Consenting Noteholder’s signature page to this Agreement or a Transfer Agreement, as applicable (as may be updated pursuant to Section 8); (b) it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Debtor Claims/Interests; (c) such Debtor Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would materially and adversely affect in any way such Consenting Noteholder’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed; (d) it has the full power to vote, approve changes to, and transfer all of its Debtor Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and (e) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Noteholder in connection with the Transaction will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act. Section 10. Mutual Representations, Warranties, and Covenants. Each of the Parties severally, and not jointly, represents, warrants, and covenants to each other Party, as of the date such Party executes and delivers this Agreement: (a) it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

17 (b) except as (i) expressly provided in this Agreement, the Term Sheet, the Sale Motion, the Order Approving Bid Procedures, the Sale Order, the Plan, and the Bankruptcy Code, or (ii) as may be necessary and/or required by the SEC or other securities regulatory authorities under applicable securities laws, no material registration or filing with, consent or approval, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body is required in order for it to effectuate the Transaction contemplated by, and perform its respective obligations under, this Agreement; (c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents; (d) except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Transaction contemplated by, and perform its respective obligations under, this Agreement; and (e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement. Section 11. Termination Events. 11.01. Consenting Noteholder Termination Events. This Agreement may be terminated by the Majority Consenting Noteholders by the delivery to the Debtor of a written notice in accordance with Section 13.10 hereof upon the occurrence of any of the following events: (a) the failure of the Debtor to achieve any of the Milestones set forth in Section 4.01; provided that such failure remains uncured for five (5) Business Days after counsel to the Consenting Noteholders provided a written notice in accordance with Section 13.10 hereof detailing such failure; (b) the failure of the Debtor to adhere to the Chapter 11 Budget, subject to the Permitted Variance; (c) on or before the date that is thirty (30) days following the Petition Date (the “Plan and Disclosure Statement Consent Deadline”), counsel to the Consenting Noteholders provides notice to the Debtor that the Required Objecting Noteholders have reasonably determined in good faith that the Plan and Disclosure Statement, as each may be amended from time to time after filing, (i) are inconsistent with the terms of this Agreement and the Term Sheet or (ii) if not addressed in this Agreement or the Term Sheet, otherwise adversely affects the Consenting Noteholders or the Noteholder Claims in any material respect; provided that such notice shall specify the basis of such determination and such material and adverse inconsistency shall remain uncured for five (5) Business Days after counsel to the Consenting Noteholders provides a written notice in accordance with Section 13.10 hereof detailing such material and adverse inconsistency;

18 (d) the Debtor amends the Plan or the Disclosure Statement in a manner materially adverse to the Consenting Noteholders following the Plan and Disclosure Statement Consent Deadline and such amendment is objected to by the Required Objecting Noteholders by a written notice in accordance with Section 13.10 hereof; (e) the Debtor’s proposal or pursuit of a settlement of the Patheon Rejection Claim prior to the Effective Date without the consent of the Majority Consenting Noteholders, such consent not to be unreasonably withheld; (f) the breach in any material respect by the Debtor of any of the representations, warranties, or covenants of the Debtor set forth in this Agreement that (i) is adverse to the Consenting Noteholders; and (ii) remains uncured for five (5) Business Days after counsel to the Consenting Noteholders provides a written notice in accordance with Section 13.10 hereof detailing any such breach; (g) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transaction; and (ii) remains in effect for fifteen (15) Business Days after such terminating Consenting Noteholders transmit a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement; (h) the Bankruptcy Court enters an order denying confirmation of the Plan; or (i) the entry of an order by the Bankruptcy Court, or the filing of a motion or application by the Debtor seeking an order (without the prior written consent of the Majority Consenting Noteholders) (i) converting the Case to a case under chapter 7 of the Bankruptcy Code; (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in the Case; (iii) dismissing the Case; or (iv) rejecting this Agreement. 11.02. Debtor Termination Events. This Agreement may be terminated by the Debtor upon prior written notice to counsel to the Consenting Noteholders in accordance with Section 13.10 hereof upon the occurrence of any of the following events: (a) the Debtor receives notice on or before the Plan and Disclosure Statement Consent Deadline that the Required Objecting Noteholders have reasonably determined in good faith that the Plan and Disclosure Statement, as each may be amended from time to time after filing, (i) are inconsistent with the terms of this Agreement and the Term Sheet or (ii) if not addressed in this Agreement or the Term Sheet, otherwise adversely affects the Consenting Noteholders or the Noteholder Claims in any material respect; (b) the breach in any material respect by one or more of the Consenting Noteholders holding an amount of Notes’ Claims that would result in non-breaching Consenting Noteholders holding less than two-thirds (66.67%) of the aggregate outstanding principal amount of Notes’

19 Claims that remains uncured for a period of fifteen (15) Business Days after receipt by counsel to the Consenting Noteholders of a written notice of breach provided in accordance with Section 13.10 hereof that details such breach; (c) the failure of the Consenting Noteholders to constitute Holders (or investment advisors, sub-advisors, or managers of discretionary accounts of holders) of, in the aggregate, at least two-thirds of the aggregate outstanding principal amount of the Notes; (d) the board of directors or such similar governing body of the Debtor determines in good faith, after consulting with counsel (i) that proceeding with the Transaction would be inconsistent with the exercise of its fiduciary duties or its compliance with applicable law; or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal; (e) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Transaction and (ii) remains in effect for thirty (30) Business Days after the Debtor transmits a written notice in accordance with Section 13.10 hereof detailing any such issuance; provided, that this termination right shall not apply to or be exercised by the Debtor if it sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or (f) the Bankruptcy Court enters an order denying confirmation of the Plan. 11.03. Mutual Termination. This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Debtor; and (b) the Majority Consenting Noteholders. 11.04. Automatic Termination. This Agreement shall terminate automatically without any further required action or notice immediately upon the earlier of: (a) the Debtor (i) notifying the Consenting Noteholders and/or making a public announcement that they intend to pursue an Alternative Restructuring Proposal; or (ii) entering into a definitive agreement with respect to an Alternative Restructuring Proposal; (b) on the date that is 120 days after the Petition Date; or (c) the Effective Date of the Plan. 11.05. Effect of Termination. Upon the occurrence of a Termination Date, this Agreement shall be of no further force and effect and each Party shall be released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, shall have no further rights, benefits or privileges hereunder, shall have all the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action; provided, that in no event shall any such termination relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder before the Termination Date and (ii) obligations under this Agreement which expressly survive any such termination pursuant to

20 Section 13 hereunder. Upon the occurrence of a Termination Date, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Transaction and this Agreement or otherwise. Nothing in this Agreement shall be construed as prohibiting the Debtor or any of the Consenting Noteholders from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of the Debtor or the ability of the Debtor to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Noteholder, and (b) any right of any Consenting Noteholder, or the ability of any Consenting Noteholder, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its Claims against the Debtor. Notwithstanding any provision to the contrary in this Section 11, no Party may exercise any of its respective termination rights as set forth herein if such Party is in material breach of this Agreement. Nothing in this Section 11.05 shall restrict the Debtor’s right to terminate this Agreement in accordance with Section 11.02(d) or 11.02(e). Section 12. Amendments and Waivers. (a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 12. (b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing signed by: (i) the Debtor and the Majority Consenting Noteholders; and (ii) solely with respect to any modification, amendment, waiver, or supplement that materially, adversely, and disproportionately affects the rights of the Debtor Claims/Interests held by a Consenting Noteholder, the affected Consenting Noteholder; provided that any amendment to the definition of “Majority Consenting Noteholders,” under this Section 12 shall require consent of each Consenting Noteholder. Any consent required to be provided pursuant to this Section 12 may be delivered by email from counsel. (c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 12 shall be ineffective and void ab initio. (d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

21 Section 13. Miscellaneous. 13.01. Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law. 13.02. Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern; provided that in the event the terms and conditions set forth in the Term Sheet and in this Agreement are inconsistent, the Term Sheet shall control. 13.03. Further Assurances. Subject to the other terms of this Agreement, the Parties agree to use their commercially reasonable efforts to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Court, from time to time, to effectuate the Transaction, as applicable. 13.04. Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement. 13.05. GOVERNING LAW; SUBMISSION TO JURISDICTION: SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Court; (b) waives any objection to laying venue in any such action or proceeding in the Court; and (c) waives any objection that the Court is an inconvenient forum or does not have jurisdiction over any Party hereto. 13.06. TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING

22 ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY. 13.07. Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party. 13.08. Rules of Construction. This Agreement is the product of negotiations among the Debtor and the Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Debtor and the Consenting Noteholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel. 13.09. Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement except as set forth in the Section 8, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity except as set forth in Section 8. 13.10. Notices. All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice): (a) if to the Debtor, to: Tricida, Inc. 7000 Shoreline Court, Suite 201 South San Francisco, CA 94080 Attention: Bob McKague, Executive Vice President, General Counsel, & Chief Compliance Officer E-mail address: bmckague@tricida.com with copies to: Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Attention: Geoff Levin and Sam Newman Email: glevin@sidley.com, sam.newman@sidley.com (b) if to a Consenting Noteholder, to: Davis Polk & Wardwell LLP

23 450 Lexington Avenue New York, New York 10017 Attention: Darren Klein and Abraham Bane Email: darren.klein@davispolk.com, abraham.bane@davispolk.com (c) if to the Trustee, to: Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 Attention: Darren Klein and Abraham Bane Email: darren.klein@davispolk.com, abraham.bane@davispolk.com & Greenberg Traurig, LLP 90 South 7th Street, Suite 3500 Minneapolis, MN 55402 Attention: Michael Fisco and Whitney Mark Email: mfisco@gtlaw.com, whitney.mark@gtlaw.com & U.S. Bank Trust Company, National Association 60 Livingston Avenue Saint Paul, MN 55107 EP-MN-WS1D Attention: Ian Bell Email: ian.bell@usbank.com Any notice given by delivery, mail, or courier shall be effective when received. 13.11. Independent Due Diligence and Decision Making. Each Consenting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Debtor. 13.12. Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Court determines that such relief is required. 13.13. Waiver. If the Transaction is not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations

24 relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement. 13.14. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. 13.15. Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint. 13.16. Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable. 13.17. Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. 13.18. Capacities of Consenting Noteholders. Each Consenting Noteholder has entered into this agreement on account of all Debtor Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Debtor Claims/Interests. 13.19. Relationship Among Parties. Notwithstanding anything herein to the contrary, (a) the duties and obligations of the Parties under this Agreement shall be several, not joint; (b) no Party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (c) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement; (d) the Parties hereto acknowledge that this agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtor and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended; and (e) none of the Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Debtor or any of the Debtor’s other creditors or stakeholders, including as a result of this Agreement or the transactions contemplated here. 13.20. Survival. Notwithstanding (a) any Transfer of any Debtor Claims/Interests in accordance with this Agreement or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in this Section 13 and the Confidentiality

25 Agreements shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof. 13.21. The Debtor shall submit drafts to counsel to the Consenting Noteholders of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith. Except as required by Law, no Party or its advisors shall (a) use the name of any Consenting Noteholders in any public manner (including in any press release) with respect to this Agreement, the Transaction, or any of the Definitive Documents; or (b) disclose to any Entity (including, for the avoidance of doubt, any other Consenting Noteholder), other than advisors to Debtor, (i) the principal amount or percentage of any Debtor Claims/Interests held by any Consenting Noteholders without such Consenting Noteholder’s prior written consent (it being understood and agreed that each Consenting Noteholder’s signature page to this Agreement shall be redacted to remove the name of such Consenting Noteholder and the amount and/or percentage of Debtor Claims/Interests held by such Consenting Noteholder to the extent this Agreement is filed on the docket maintained in the Chapter 11 Case or otherwise made publicly available); provided, however, that (x) if such disclosure is required by Law, the disclosing Party shall afford the relevant Consenting Noteholder a reasonable opportunity to review and comment in advance of such disclosure and the Debtor shall take all reasonable measures to limit such disclosure; and (y) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Debtor Claims/Interests held by the Consenting Noteholders of the same class, collectively. Notwithstanding the provisions in this Section 13.21, (a) any Party may disclose the identities of the other Parties in any action to enforce this Agreement or in any action for damages as a result of any breaches hereof; and (b) any Party may disclose, to the extent expressly consented to in writing in advance by a Consenting Noteholder, such Consenting Noteholder’s identity and individual holdings. 13.22. Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by the Debtor or the Majority Consenting Noteholders, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel. IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

[Debtor’s Signature Page to Restructuring Support Agreement] TRICIDA, INC. By: /s/ Bob McKague Name: Bob McKague Title: Executive Vice President, General Counsel, & Chief Compliance Officer Date: 1/11/2023

[Consenting Noteholder’s Signature Page to Restructuring Support Agreement] By: Name: Title: Date: Aggregate Principal Amount of Notes

[Consenting Noteholder’s Signature Page to Restructuring Support Agreement] By: Name: Title: Date: Aggregate Principal Amount of Notes: $

By: Nam Title: Date: Aggregate Principal Amount of Notes:

[Consenting Noteholder’s Signature Page to Restructuring Support Agreement] Title: Date: Aggregate Principal Amount of Notes: DocuSign Envelope ID: 9867DFCF-11E9-4B51-8697-B33A89983581

EXHIBIT A Restructuring Term Sheet

TRICIDA, INC. RESTRUCTURING TERM SHEET THIS TERM SHEET (THIS “TERM SHEET”) DESCRIBES A PROPOSED TRANSACTION (THE “TRANSACTION”) FOR TRICIDA, INC. (THE “DEBTOR”) PURSUANT TO BOTH A PLAN OF LIQUIDATION, WHICH WOULD BE FILED BY THE DEBTOR IN CONNECTION WITH A CONTEMPLATED CHAPTER 11 FILING (THE “CASE”) IN THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE (THE “COURT”) AND A SALE PURSUANT TO SECTION 363 OF THE BANKRUPTCY CODE OF CERTAIN ASSETS, THE PROCEEDS OF WHICH WILL BE DISTRIBUTED IN ACCORDANCE WITH THE RESTRUCTURING SUPPORT AGREEMENT (AS DEFINED HEREIN) AND THIS TERM SHEET. THIS TERM SHEET IS BEING AGREED TO IN CONNECTION WITH, AND CONSTITUTES AN INTEGRAL PART OF, THE RESTRUCTURING SUPPORT AGREEMENT (THE “RESTRUCTURING SUPPORT AGREEMENT”) ENTERED INTO BY AND AMONG (A) THE DEBTOR, (B) PREPETITION UNSECURED CONVERTIBLE NOTE LENDERS THAT COLLECTIVELY HOLD, IN THE AGGREGATE, AT LEAST 86% OF THE 3.50% CONVERTIBLE SENIOR NOTES DUE 2027 (SUCH HOLDERS, THE “CONSENTING NOTEHOLDERS”), AND (C) ANY OTHER PERSON THAT BECOME PARTY TO THE RESTRUCTURING SUPPORT AGREEMENT FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS THEREOF. PURSUANT TO, AND SUBJECT TO THE TERMS AND CONDITION OF, THE RESTRUCTURING SUPPORT AGREEMENT, THE DEBTOR AND THE CONSENTING NOTEHOLDERS HAVE AGREED TO SUPPORT THE TRANSACTIONS CONTEMPLATED THEREIN AND HEREIN. THIS TERM SHEET IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OF THE DEBTOR. NOTHING IN THIS TERM SHEET SHALL BE DEEMED TO BE THE SOLICITATION OF AN ACCEPTANCE OR REJECTION OF THE PLAN. ANY SUCH OFFER OR SOLICITATION SHALL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. THIS TERM SHEET IS PROTECTED BY RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY OTHER APPLICABLE STATUTES OR DOCTRINES PROTECTING THE USE OR DISCLOSURE OF CONFIDENTIAL SETTLEMENT DISCUSSIONS. NOTHING HEREIN SHALL BE DEEMED TO BE AN ADMISSION OF FACT OR LIABILITY BY ANY PARTY.

3 filing, are in form and substance reasonably acceptable to the Majority Consenting Noteholders. 5. By no later than thirty-one (31) days following the Petition Date, the Court shall have entered an order, which must be reasonably acceptable to the Majority Consenting Noteholders, approving the bid procedures and stalking horse protections, if any, set forth in the Sale Motion (the “Order Approving Bid Procedures”). 6. The deadline for parties to submit bids on the assets being sold pursuant to the Sale Motion (the “Qualified Bid Deadline”) shall be no later than thirty-four (34) days following the Petition Date. 7. The Debtor, in consultation with the Consenting Noteholders, shall select the highest and best bid from amongst the bids received within one (1) day following the Qualified Bid Deadline. 8. If multiple bids are received, the Debtor shall conduct an auction (the “Auction”) by no later than forty (40) days following the Petition Date. The Auction, if any, shall proceed in accordance with the Procedures laid out in the Sale Motion and the Order Approving Bid Procedures. 9. By no later than forty (40) days following the filing of the Plan and Disclosure Statement, the Court shall have entered an order approving the Disclosure Statement, which must be reasonably acceptable to the Majority Consenting Noteholders. 10. By no later than forty-five (45) days following the Petition Date, the Court shall have entered an order reasonably acceptable to the Majority Consenting Noteholders, approving the Sale Motion and consummation of the Sale Transaction (the “Sale Order”). 11. By no later than fifty-five (55) days after the Petition Date, the Sale Transaction shall close. 12. By no later than eighty (80) days following the filing of the Plan and Disclosure Statement, the Court shall enter an order reasonably acceptable to the Majority Consenting Noteholders confirming the Plan (the “Confirmation Order”). 13. The Effective Date shall occur by no later than April 14, 2023. Funding Costs and expenses relating to the Transaction and Sale Transaction shall be funded from cash on hand of the Debtor consistent with the budget attached hereto as Exhibit A (the “Chapter 11 Budget”), subject to a permitted cumulative negative variance on operating disbursements, tested on both an individual line-item and total basis, calculated on a

5 Other Priority Claims On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment for such Holder, in full satisfaction of each all Allowed Other Priority Claim against the Debtor, each Holder thereof shall receive payment in full in Cash or other treatment rendering such Claim Unimpaired. Impairment / Voting: Unimpaired; deemed to accept. Noteholder Claims On the Effective Date, the Noteholder Claims shall be deemed Allowed in the outstanding principal amount of the Notes, plus accrued but unpaid interest, fees and any and all other amounts due thereunder. Each holder of a Noteholder Claim shall: a) be paid in Cash on the Effective Date or as soon as reasonably practicable thereafter, its pro rata right of recovery, which shall be calculated as follows: (1) the Debtor’s aggregate amount of Cash on hand as of the Effective Date (to be determined following payment of Allowed Administrative Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, and Allowed Other Priority Claims and funding of the Professional Fee Escrow and the Wind-Down Budget (the “Effective Date Cash Amount”)) multiplied by (2) the percentage of the Noteholder Claim as determined based on the aggregate amount of Allowed General Unsecured Claims, the Patheon Rejection Claim, and Noteholder Claims as determined by the Court in setting a Disputed Claims Reserve (the “Noteholder Effective Date Distribution”); and b) receive its pro rata right to recovery from the Liquidating Trust (as defined below) pursuant to the Liquidating Trust Waterfall. The timing for distributions from the Liquidating Trust will be set forth in a liquidating trust agreement acceptable to the Debtor and Majority Consenting Noteholders (the “Liquidating Trust Agreement”). Impairment / Voting: Impaired; eligible to vote. Patheon Rejection Claim Each holder of an Allowed Patheon Rejection Claim shall: a) be paid in Cash from the Liquidating Trust pursuant to the Liquidating Trust Waterfall on the date any of its Patheon Rejection Claim is Allowed, or as soon as reasonably practicable thereafter, its pro rata right of recovery, which shall be calculated as follows: (1) Effective Date Cash Amount multiplied by (2) the percentage of the Allowed Patheon Rejection Claim as determined based on the aggregate amount of Allowed General Unsecured Claims, the Allowed Patheon

6 Rejection Claim, and Noteholder Claims (the “Disputed Claim Distribution”); and b) receive its pro rata right to recovery from the Liquidating Trust (as defined below) pursuant to the Liquidating Trust Waterfall. Impairment / Voting: Impaired; eligible to vote. General Unsecured Claims Each holder of an Allowed General Unsecured Claim shall: a) be paid in Cash on the Effective Date or as soon as reasonably practicable thereafter, its pro rata right of recovery, which shall be calculated as follows: (1) Effective Date Cash Amount multiplied by (2) the percentage of the Allowed General Unsecured Claim as determined based on the aggregate amount of Allowed General Unsecured Claims, the Patheon Rejection Claim, and Noteholder Claims as determined by the Court in setting a Disputed Claims Reserve (the “GUC Effective Date Distribution”); and b) receive its pro rata right to recovery from the Liquidating Trust (as defined below) pursuant to the Liquidating Trust Waterfall. Impairment / Voting: Impaired; eligible to vote. De Minimis Unsecured Claims Each holder of an Allowed General Unsecured Claim in an amount of $7,500 or less (each a “De Minimis Unsecured Claim”) shall receive a recovery of 50% of the Allowed amount of their claim in Cash in full satisfaction of such Claim, subject to an aggregate recovery amount for such De Minimis Unsecured Claims of $60,000. Impairment / Voting: Impaired; eligible to vote. Section 510(b) Claims Section 510(b) Claims will be cancelled, released, and extinguished, and will be of no further force or effect, and each Holder of a 510(b) Claim will not receive any recovery or distribution on account of such Claim. Impairment / Voting: Impaired; deemed to reject. Interests Interests in the Debtor will be cancelled, released, and extinguished, and will be of no further force or effect, and each Holder of an Interest in the Debtor will not receive any recovery or distribution on account of such Interests. Impairment / Voting: Impaired; deemed to reject.

9 iii. the proposed Confirmation Order shall be reasonably acceptable to the Debtor and the Majority Consenting Noteholders. Conditions Precedent to Plan Effectiveness There shall be customary conditions precedent to the occurrence of the Effective Date, including, without limitation, the Conditions Precedent to Plan Confirmation set forth in this Term Sheet and the following: i. the Confirmation Order shall become a Final Order; ii. all Consenting Noteholder Fees and Expenses incurred and invoiced as of the Effective Date shall have been paid in full; and iii. the Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect and the Debtor and Consenting Noteholders shall be in compliance therewith. Fees and Expenses The Debtor will be responsible for (i) all reasonable and documented fees and expenses of Davis Polk & Wardwell LLP (“Davis Polk”), as counsel to the Consenting Noteholders and U.S. Bank Trust Company, National Association, as Trustee (“U.S. Bank”), FTI Consulting, Inc. (“FTI”), as financial advisor to the Consenting Noteholders and U.S. Bank, and Greenberg Traurig, LLP (“Greenberg Traurig”), as counsel to U.S. Bank; (ii) all fees and expenses due to U.S. Bank as Trustee; (iii) any other reasonable and documented fees, costs, and expenses of any of the Consenting Noteholders incurred in connection with the Transaction (the “Consenting Noteholder Fees and Expenses”). U.S. Bank shall retain its senior charging lien pursuant to Section 7.06 of the Indenture on any money or property payable under the Indenture to Noteholders. Subject to the cap set forth above, the Debtor shall pay all Consenting Noteholder Fees and Expenses incurred and invoiced prior to the Petition Date at least one (1) Business Day prior to the Petition Date. No payment of post-petition Consenting Noteholder Fees and Expenses shall be made prior to the Debtor’s receipt of Court approval for the same. Interest Payment Upon execution of the RSA, the Debtor shall pay the accrued and outstanding November 2022 interest payment owed under the 3.50% Convertible Senior Notes Due 2027. Delivery Requirements The Debtor shall deliver, in a form reasonably satisfactory to the Majority Consenting Noteholders, a weekly Chapter 11 Budget variance report to be provided to advisors to the Consenting Noteholders. Executory Contracts and Unexpired Leases Other than such executory contracts and unexpired leases covered by the Sale Transaction (which shall be treated in accordance with the asset purchase agreement entered into in connection with the bidding procedures process), the Debtor shall seek to reject the executory contracts and unexpired leases.

10 The Plan will provide that the executory contracts and unexpired leases that are not assumed or rejected as of the Effective Date (either pursuant to the Plan or a separate motion) will be deemed rejected pursuant to section 365 of the Bankruptcy Code. Termination Events The Majority Consenting Noteholders may terminate this Term Sheet and the Restructuring Support Agreement by delivering written notice to the Debtor upon the occurrence of any of the following events, and such other events as are included in the Restructuring Support Agreement: 1. the Debtor’s failure to adhere to the Chapter 11 Budget, subject to the Permitted Variance; 2. the Debtor’s failure to meet any of the Transaction Milestones; provided that such failure remains uncured for five (5) Business Days after counsel to the Consenting Noteholders provided a written notice detailing such failure; 3. on or before the Plan and Disclosure Statement Consent Deadline, counsel to the Consenting Noteholders provides notice to the Debtor that the Required Objecting Noteholders have reasonably determined in good faith that the Plan and Disclosure Statement, as each may be amended from time to time after filing, are (i) inconsistent with the terms of this Agreement or (ii) otherwise adversely affect the Consenting Noteholders or the Noteholder Claims in any material respect; provided that such notice shall specify the basis of such determination and such material and adverse inconsistency shall remain uncured for five (5) Business Days after counsel to the Consenting Noteholders provides a written notice detailing such material and adverse inconsistency; 4. the Debtor amends the Plan or the Disclosure Statement in a manner materially adverse to the Consenting Noteholders following the Plan and Disclosure Statement Consent Deadline and such amendment is objected to by the Required Objecting Noteholders by a written notice (email being sufficient) to the Debtors; or 5. the Debtor’s proposal or pursuit of a settlement of the Patheon Rejection Claim prior to the Effective Date without the consent of the Majority Consenting Noteholders, such consent not to be unreasonably withheld. The Debtor may terminate this Term Sheet and the Restructuring Support Agreement by delivering written notice to the Majority Consenting Noteholders upon the occurrence of any of the following events, and such other events as are included in the Restructuring Support Agreement: 1. the Debtor receives notice on or before the Plan and Disclosure Statement Consent Deadline that the Required Objecting

11 Noteholders have reasonably determined in good faith that the Plan and Disclosure Statement, as each may be amended from time to time after filing, are (i) inconsistent with the terms of this Term Sheet or the Restructuring Support Agreement or (ii) if not addressed in this Term Sheet or the Restructuring Support Agreement, otherwise adversely affects the Consenting Noteholders or the Noteholder Claims in any material respect; 2. the breach in any material respect by one or more of the Consenting Noteholders holding an amount of Notes’ Claims that would result in non-breaching Consenting Noteholders holding less than two-thirds (66.67%) of the aggregate outstanding principal amount of Notes’ Claims that remains uncured for a period of fifteen (15) Business Days after receipt by counsel to the Consenting Noteholders of a written notice of breach; 3. the failure of the Consenting Noteholders to constitute Holders (or investment advisors, sub-advisors, or managers of discretionary accounts of holders) of, in the aggregate, at least two-thirds of the aggregate outstanding principal amount of the Notes; or 4. the board of directors or such similar governing body of the Debtor determines in good faith, after consulting with counsel (i) that proceeding with the Transaction would be inconsistent with the exercise of its fiduciary duties or its compliance with applicable law; or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal

12 Annex I A. Releases by the Debtor. As of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code and for good and valuable consideration, each Released Party is deemed released and discharged by the Debtor and its estate from any and all claims and Causes of Action, whether known or unknown, including any claims and Causes of Action that the Debtor or its estate would have been legally entitled to assert in its own right and any claims or Causes of Action that could be asserted derivatively, based on, or relating to, or in any manner arising from, in whole or in part, the Debtor (including the management, ownership, operation thereof, or otherwise), any securities issued by the Debtor and the ownership thereof, the Debtor’s in- or out-of-court restructuring efforts, any avoidance actions, the Case, the formulation, preparation, dissemination, negotiation, or filing of the Term Sheet, the Restructuring Support Agreement, the Disclosure Statement, the Sale Motion, the Plan, the Plan Supplement, or any other transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Sale Transaction, the Plan, the Plan Supplement, the Case, the filing of the Case, the pursuit of the Confirmation Order, the pursuit of the Sale Order, the pursuit of consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence or omission taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post-Effective Date obligations of any party or entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any obligations under or in respect of the Sale Transaction, or (iii) the Retained Causes of Action. Each Person and Entity deemed to grant the Debtor releases shall be deemed to have granted such releases notwithstanding that such Person or Entity may hereafter discover facts in addition to, or different from, those which such Person or Entity now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such Person or Entity expressly waives any and all rights that such Person or Entity may have under any statute or common law principle, including, without limitation, section 1542 of the California Civil Code, to the extent such section is applicable, which would limit the effect of such releases to those claims or Causes of Action actually known or suspected to exist on the Effective Date. Section 1542 of the California Civil Code generally provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” B. Releases by the Releasing Parties. As of the Effective Date, each Releasing Party is deemed to have released and discharged each Released Party from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtor (or its estate), that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtor (including the management, ownership or operation thereof, or otherwise), any securities issued by the Debtor and the ownership thereof, the Debtor’s in- or out-of-court restructuring efforts, the Case, the formulation, preparation, dissemination, negotiation, or filing of the Term Sheet, the Restructuring Support

13 Agreement, the Disclosure Statement, the Sale Motion, the Plan, the Plan Supplement, or any other transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Sale Transaction, the Plan, the Plan Supplement, the Case, the filing of the Case, the pursuit of the Confirmation Order, the pursuit of the Sale Order, the pursuit of consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence or omission taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (i) any post Effective Date obligations of any party or entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (ii) any obligations under or in respect of the Sale Transaction, or (iii) the Retained Causes of Action. Each Person and Entity deemed to grant the releases described in this Section shall be deemed to have granted such releases notwithstanding that such Person or Entity may hereafter discover facts in addition to, or different from, those which such Person or Entity now knows or believes to be true, and without regard to the subsequent discovery or existence of such different or additional facts, and such Person or Entity expressly waives any and all rights that such Person or Entity may have under any statute or common law principle, including, without limitation, section 1542 of the California Civil Code, to the extent such section is applicable, which would limit the effect of such releases to those claims or causes of action actually known or suspected to exist on the Effective Date. Section 1542 of the California Civil Code generally provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” C. Exculpation. Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is exculpated from any Cause of Action for any Claim related to any act or omission in connection with, relating to, or arising out of, the Case, the formulation, preparation, dissemination, negotiation, or filing of the Debtor’s in-court restructuring efforts, the Term Sheet, the Restructuring Support Agreement, the Disclosure Statement, the Sale Motion, the Plan, the Plan Supplement, or any restructuring transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Sale Transaction, the Plan, the Plan Supplement, the Case, the filing of the Case, the pursuit of the Confirmation Order, the pursuit of the Sale Order, the pursuit of consummation, the administration and implementation of the Plan, including the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence or omission taking place between the Petition Date and the Effective Date, except for claims related to any act or omission that is determined in a final order by a court of competent jurisdiction to have constituted actual intentional fraud, willful misconduct, or gross negligence of such Person, but in all respects such Entities shall be entitled to reasonably rely upon the written advice of counsel with respect to their duties and responsibilities pursuant to the Plan. “Consenting Noteholder Releasing Parties” means, each of, and in each case in its capacity as such: (a) the Consenting Noteholders; (b) the Trustee; (c) to the maximum extent permitted by Law; each

14 current and former Affiliate of each Entity in clauses (a) through (b); and (d) to the maximum extent permitted by Law, each Related Party of each Entity in clauses (a) through (c). “Exculpated Party” means, in each case in its capacity as such, (a) the Debtor; (b) the Debtor’s directors and officers during the Case; and (c) with respect to the foregoing clauses (a) through (b), to the fullest extent permitted by law, such Person’s Related Parties. “Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such Person’s or Entity’s respective heirs, executors, estates, and nominees. “Release Opt-Out” means the item set forth in the ballot form distributed to each Holder of a Claim entitled to vote to accept or reject the Plan pursuant to which such Holder may opt out of the releases set forth in the Plan. “Released Parties” means each of, and in each case in its capacity as such: (a) the Debtor; (b) the Consenting Noteholder Releasing Parties; and (c) each Related Party of the Debtor or the Consenting Noteholder Releasing Parties, including, for the avoidance of doubt, any professional retained by the Debtor or the Consenting Noteholders in connection with this Case. “Releasing Parties” means, collectively, and in each case, in their respective capacities as such, (a) the Debtor; (b) the Consenting Noteholder Releasing Parties; (c) all Holders of Claims deemed hereunder to have accepted the Plan that have not filed an objection to the release contained in the Plan prior to the deadline to object to confirmation of the Plan; (d) all Holders of a Claim or Interest that (i) vote to accept or reject the Plan and do not timely submit a Release Opt-Out, or (ii) do not vote to accept or reject the Plan and either do not timely submit a Release Opt-Out or do not file an objection to the releases contained in the Plan prior to the deadline to object to confirmation of the Plan; (e) to the maximum extent permitted by Law; each current and former Affiliate of each Person or Entity in clauses (a) through (d); and (f) to the maximum extent permitted by Law, each Related Party of each Entity in clauses (a) through (d). “Retained Causes of Action” means those certain Causes of Action retained for the Liquidating Trust to commence and pursue, as set forth in the Plan.

Tricida, Inc.
Extended Budget

DRAFT *week ending Friday*	POST Forecast 1/11 - 1/13	POST Forecast 2 Week Ending 1/20/2023	POST Forecast 3 Week Ending 1/27/2023	POST Forecast 4 Week Ending 2/3/2023	POST Forecast 5 Week Ending 2/10/2023	POST Forecast 6 Week Ending 2/17/2023	POST Forecast 7 Week Ending 2/24/2023	POST Forecast 8 Week Ending 3/3/2023	POST Forecast 9 Week Ending 3/10/2023	POST Forecast 10 Week Ending 3/17/2023	POST Forecast 11 Week Ending 3/24/2023	POST Forecast 12 Week Ending 3/31/2023	POST Forecast 13 Week Ending 4/7/2023	WIND DOWN Forecast 14 Week Ending 4/14/2023	WIND DOWN Forecast 15 Week Ending 4/21/2023	WIND DOWN Forecast 16 Week Ending 4/28/2023	WIND DOWN Forecast 17 Week Ending 5/5/2023	WIND DOWN Forecast 18 Week Ending 5/12/2023	Grand Total
Cash Flow																			
Receipts																			
Interest Income	$ -	$ -	$ -	$ 106	$ -	$ -	$ -	$ 97	$ -	$ -	$ -	$ 89	$ -	$ -	$ -	$ -	$ 92	$ -	$ 384
Operating Disbursements																			
Payroll & Benefits	–	66	–	172	–	172	66	172	–	172	66	313	–	–	–	–	–	–	1,200
Rent & Utilities	–	–	–	403	–	–	–	403	–	–	–	–	–	–	–	–	–	–	806
Insurance	–	–	–	52	–	–	–	–	–	–	–	–	–	–	–	–	–	–	52
External Finance & HR	–	50	–	50	–	50	–	50	–	50	–	50	–	–	–	–	–	–	300
External Legal, Facilities & IT	–	180	–	80	100	80	–	180	–	80	50	80	–	–	–	–	–	–	830
Other Operating Disbursements	–	295	30	220	100	250	30	375	40	275	80	275	25	–	–	–	25	–	2,020
Total Operating Disbursements	$ -	$ 591	$ 30	$ 977	$ 200	$ 552	$ 96	$ 1,180	$ 40	$ 577	$ 196	$ 718	$ 25	$ -	$ -	$ -	$ 25	$ -	$ 5,208
Operating Cash Flow	$ -	$ (591)	$ (30)	$ (872)	$ (200)	$ (552)	$ (96)	$ (1,083)	$ (40)	$ (577)	$ (196)	$ (629)	$ (25)	$ -	$ -	$ -	$ 67	$ -	$ (4,824)
Cumulative Operating Cash Flow	$ -	$ (591)	$ (621)	$ (1,493)	$ (1,693)	$ (2,245)	$ (2,341)	$ (3,424)	$ (3,464)	$ (4,041)	$ (4,237)	$ (4,866)	$ (4,891)	$ (4,891)	$ (4,891)	$ (4,891)	$ (4,824)	$ (4,824)	$ (4,824)
Non-Operating Disbursements																			
Debtor Counsel	-	-	-	-	-	-	-	-	-	-	2,000	-	-	-	1,000	-	-	-	3,000
Debtor Investment Banker	-	-	-	-	-	-	-	-	-	-	2,300	-	-	-	-	-	-	-	2,300
Debtor Financial Advisor	-	-	-	-	-	-	-	-	-	-	450	-	-	-	200	-	-	-	650
United States Trustee	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	250	-	-	250
Bondholder Counse	-	-	-	-	-	-	-	-	-	-	-	-	-	875	-	-	-	-	875
Bondholder Financial Advisor	-	-	-	-	-	-	-	-	-	-	-	-	-	505	-	-	-	-	505
Unsecured Creditors Committee Legal	-	-	-	-	-	-	-	-	-	-	666	-	-	-	333	-	-	-	999
Unsecured Creditors Committee FA	-	-	-	-	-	-	-	-	-	-	66	-	-	-	33	-	-	-	99
Claims Agent	-	-	-	-	-	-	-	-	-	-	150	-	-	-	75	-	-	-	225
Other Non-Operating Disbursements	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Non-Operating Disbursements	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 5,632	$ -	$ -	$ 1,380	$ 1,641	$ 250	$ -	$ -	$ 8,903
Net Cash Flow	$ -	$ (591)	$ (30)	$ (872)	$ (200)	$ (552)	$ (96)	$ (1,083)	$ (40)	$ (577)	$ (5,828)	$ (629)	$ (25)	$ (1,380)	$ (1,641)	$ (250)	$ 67	$ -	$ (13,727)
Cumulative Net Cash Flow	$ -	$ (591)	$ (621)	$ (1,493)	$ (1,693)	$ (2,245)	$ (2,341)	$ (3,424)	$ (3,464)	$ (4,041)	$ (9,869)	$ (10,498)	$ (10,523)	$ (11,903)	$ (13,544)	$ (13,794)	$ (13,727)	$ (13,727)	$ (13,727)
Cash Balance																			
Beginning Balance	$ 47,148	$ 47,148	$ 46,557	$ 46,527	$ 45,655	$ 45,455	$ 44,903	$ 44,807	$ 43,724	$ 43,684	$ 43,107	$ 37,279	$ 36,650	$ 36,625	$ 35,245	$ 33,604	$ 33,354	$ 33,421	
Net Cash Flow	$ -	$ (591)	$ (30)	$ (872)	$ (200)	$ (552)	$ (96)	$ (1,083)	$ (40)	$ (577)	$ (5,828)	$ (629)	$ (25)	$ (1,380)	$ (1,641)	$ (250)	$ 67	$ -	
Ending Balance	$ 47,148	$ 46,557	$ 46,527	$ 45,655	$ 45,455	$ 44,903	$ 44,807	$ 43,724	$ 43,684	$ 43,107	$ 37,279	$ 36,650	$ 36,625	$ 35,245	$ 33,604	$ 33,354	$ 33,421	$ 33,421

EXHIBIT B Provision for Transfer Agreement The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of _______________ (the “Agreement”),1 by and among Tricida, Inc. and the Consenting Noteholders, including the transferor to the Transferee of any Debtor Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement. The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein. Date Executed: Name: Title: Address: E-mail address(es): Aggregate Principal Amount of Notes: $_______ 1 Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

EXHIBIT C Form of Joinder The undersigned (“Joinder Party”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of January 11, 2023 (the “Agreement”),2 by and among Tricida, Inc. and the Consenting Noteholders, and agrees to be bound by the terms and conditions thereof to the extent the other Parties are thereby bound, and shall be deemed a “Consenting Noteholder” under the terms of the Agreement. The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and makes all representations and warranties contained therein as of the date hereof and any further date specified in the Agreement. Date Executed: Name: Title: Address: E-mail address(es): Aggregate Principal Amount of Notes: $_______ 2 Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.